Exhibit 99.1

For Immediate Release

For additional information contact:
Michael W. Shelton, Senior Vice President
Phone:   336-369-0900

                       FNB Financial Services Corporation
                        Announces Core Earnings Increase

GREENSBORO, N.C.--(BUSINESS WIRE)--July 19, 2005--FNB Financial Services Corporation (NASDAQ/NMS: FNBF)("FNB"), parent of FNB Southeast (the "Bank"), today reported second quarter 2005 net income of $2.14 million and earnings for the first six months of $4.18 million. This represents earnings per diluted share of $0.29 and $0.58, respectively. FNB earned $2.51 million in the second quarter of 2004 and $4.41 for the first six months a year ago. Excluding a one-time after-tax gain of $548,000 from the sale of a banking operation in the second quarter of 2004, quarterly earnings and year to date earnings for 2005 increased 8.7% and 8.2%, respectively. FNB's second quarter 2005 results produced an annualized return on average assets of 0.90% and an annualized return on average equity of 11.87%, compared with prior year results of 1.27% and 14.94%, respectively.

"From an operating standpoint, we are pleased with our results," noted Ernest J. Sewell, Vice Chairman, President and Chief Executive Officer. "Our core banking business is performing very well, we have experienced bankers in key markets, and we continue to build a loyal base of satisfied customers in North Carolina and Virginia."

Interest income was $15.06 million and $10.44 million for the three months ended June 30, 2005 and 2004, respectively. On a year-to-date basis, interest income amounted to $28.44 million in 2005 and $20.88 million in 2004. Interest expense totaled $5.98 million in the 2005 second quarter, an increase of $2.58 million from one year earlier. Interest expense on deposits was $5.25 million in the current quarter, compared to $2.97 million for the same quarter a year ago. The current rising interest rate environment, combined with a 24.7% increase in average interest-bearing deposits over the second quarter of 2004, is the principal source of this increase in deposit interest expense. FNB recorded provisions for credit losses of $638,000 and $272,000 for the three months ended June 30, 2005 and 2004, respectively. The increase in the provision is primarily due to the significant growth in the loan portfolio.

Noninterest income totaled $1.82 million in the second quarter of 2005, compared with $2.60 million for the same period a year ago. During the second quarter of 2004, FNB disposed of its Richlands, VA banking operation and realized a pre-tax gain of $825,000. Noninterest expense totaled $7.05 million for the second quarter of 2005, compared with $5.59 million for the same period in 2004. Expense items significantly contributing to this increase include personnel expense, occupancy and equipment expense, and other items related to the continued growth and expansion of the company.

Pressley Ridgill, President of FNB Southeast, commented: "We are poised to join the select group of community banks with $1 billion in assets. FNB's assets topped $979 million at the end of the second quarter and brought this milestone within reach."

As of June 30, 2005 assets were $979.4 million, a $114.1 million, or 13.2%, increase during the first six months of 2005. Outstanding loans totaled $763.3 million at the end of the current quarter compared to $663.4 million at December 31, 2004. Net credit losses for the second quarter of 2005 amounted to $102,000, or 0.06% of average outstanding loans on an annualized basis, a decrease from 0.20% recorded in the 2004 second quarter. Nonperforming assets continue to trend downward, declining 17.5% in the 2005 second quarter, compared to a year ago. The allowance for credit losses to outstanding loans was 1.10% at June 30, 2005, compared to 1.20% one year earlier.

FNB recorded a fraud loss of $250,000 for the quarter ended June 30, 2005, which represents the deductible amount under FNB's blanket bond policy. The loss reported is a result of some improper loans made in violation of certain policies and procedures of the Bank. Management of FNB and the Bank is in the process of conducting an investigation of this matter as well as an internal audit of the relevant loan portfolio. In addition, the Bank has engaged an outside consultant to conduct a comprehensive, independent credit review of that loan portfolio.

Deposits at June 30, 2005 were $811.4 million, compared with $638.6 million one year earlier. Over the past year, FNB has focused its marketing efforts on increasing core deposits by promoting transaction accounts. As a result of this initiative, money market account balances have increased $86.2 million, and demand deposits grew $17.7 million during the previous twelve months. Other borrowings were $89.2 million and $77.8 million at June 30, 2005 and 2004, respectively. Shareholders' equity increased 9.8%, from $66.8 million at June 30, 2004 to $73.4 million at the end of the current period. During 2005, the Company repurchased 34,920 shares of its common stock at an average cost of $18.13. In May 2005, FNB completed a five-for-four common stock split effected in the form of a 25 percent stock dividend. Relevant information has been restated to reflect this action.

FNB Financial Services Corporation is a financial holding company with one subsidiary, FNB Southeast, a North Carolina chartered commercial bank. FNB Southeast currently operates 17 banking offices located in North Carolina and Virginia. FNB Southeast Mortgage Corporation and FNB Southeast Investment Services, Inc. are operating subsidiaries of FNB Southeast.

Information in this press release may contain "forward-looking statements." These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in the Company's recent filings with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K and its other periodic reports.

FINANCIAL SUMMARY
-----------------


                                                                                                           Second
                                                                                                           Quarter
                                            2005                                 2004                     2005-2004
                                 ------------------------       ------------------------------------
                                  Second           First        Fourth          Third         Second       Percent
                                  Quarter         Quarter       Quarter        Quarter        Quarter      Variance
                                  -------         -------       -------        -------        -------      --------
Average Balances
(Dollars in thousands)

Assets                            $954,786       $899,083       $851,696       $830,732       $791,065         20.7%
Loans                              737,735        691,180        646,078        619,178        598,329         23.3
Investment securities              153,411        141,963        142,290        138,554        133,874         14.6
Earning assets                     899,522        842,142        797,623        776,481        739,630         21.6
Noninterest-bearing deposits        86,656         78,685         78,260         77,690         77,054         12.5
Interest-bearing deposits          694,494        659,834        649,198        621,170        556,897         24.7
Interest-bearing liabilities       781,663        736,051        695,436        675,685        636,629         22.8
Shareholders' equity                72,154         70,820         69,666         67,827         67,269          7.3

Period-End Balances
(Dollars in thousands)

Assets                            $979,446       $920,520       $865,335       $844,646       $786,383         24.6%
Loans                              763,255        713,310        663,425        641,057        600,526         27.1
Investment securities              155,568        144,666        141,603        145,800        131,331         18.5
Earning assets                     924,506        860,575        807,482        789,233        734,296         25.9
Noninterest-bearing deposits        95,335         84,707         78,810         75,614         77,621         22.8
Interest-bearing deposits          716,031        682,792        645,475        648,281        561,015         27.6
Interest-bearing liabilities       805,184        758,375        712,009        696,079        638,816         26.0
Shareholders' equity                73,360         71,386         70,430         69,273         66,830          9.8

Asset Quality Data
(Dollars in thousands)

Nonperforming loans               $  4,002       $  2,613       $  3,515       $  4,354       $  2,719
Other nonperforming assets           2,554          5,357          5,559          4,966          5,231
Net credit losses                      102            189            318            127            292
Allowance for credit losses          8,380          7,843          7,352          7,341          7,183
Nonperforming loans
   to outstanding loans               0.52%          0.37%          0.53%          0.68%          0.45%
Annualized net credit losses
   to average loans                   0.06           0.11           0.20           0.08           0.20
Allowance for credit losses
   to outstanding loans               1.10           1.10           1.11           1.15           1.20
Allowance for credit losses
   to nonperforming loans            2.09X          3.00X          2.09X          1.69X          2.64X

FINANCIAL SUMMARY
-----------------


                                                                                                                      Second
                                                                                                                      Quarter
                                                       2005                                 2004                     2005-2004
                                              ----------------------        ------------------------------------
                                              Second          First         Fourth         Third         Second       Percent
                                              Quarter        Quarter        Quarter       Quarter        Quarter      Variance
                                              -------        -------        -------       -------        -------      --------

Income Statement Data
(Dollars in thousands, except share data)
Interest income:
   Loans                                      $13,630        $12,102        $11,081       $10,030        $ 9,311         46.4%
   Other                                        1,431          1,275          1,236         1,245          1,130         26.6
                                              -------        -------        -------       -------        -------
      Total interest income                    15,061         13,377         12,317        11,275         10,441         44.2

Interest expense                                5,975          4,864          4,211         3,891          3,396         75.9
                                              -------        -------        -------       -------        -------
Net interest income                             9,086          8,513          8,106         7,384          7,045         29.0

Provision for credit losses                       638            680            330           285            272        134.6
                                              -------        -------        -------       -------        -------
Net interest income after
   provision for credit losses                  8,448          7,833          7,776         7,099          6,773         24.7

Noninterest income
                                                1,815          2,138          1,945         1,695          2,604        (30.3)
Noninterest expense                             7,045          6,892          6,760         5,969          5,590         26.0
                                              -------        -------        -------       -------        -------
Income before income tax expense
                                                3,218          3,079          2,961         2,825          3,787        (15.0)
Income tax expense                              1,083          1,036            941           913          1,274        (15.0)
                                              -------        -------        -------       -------        -------
Net income                                    $ 2,135        $ 2,043        $ 2,020       $ 1,912        $ 2,513        (15.0)
                                              =======        =======        =======       =======        =======

Net income per share:
   Basic                                      $  0.30        $  0.30        $  0.30       $  0.28        $  0.36        (16.7)%
   Diluted                                    $  0.29        $  0.29        $  0.28       $  0.27        $  0.35        (17.1)%
Cash dividends per share                      $  0.11        $  0.11        $  0.11       $  0.10        $  0.10         10.0%

Other Data

Return on average assets                         0.90%          0.92%          0.95%         0.92%          1.27%

Return on average equity                        11.87          11.71          11.60         11.28          14.94
Net yield on earning assets                      4.12           4.18           4.15          3.90           3.91

Efficiency                                      63.67          63.73          66.17         64.48          56.90

Net interest position
   to total assets*                             12.34          11.80          12.00         12.13          13.02

Equity to assets                                 7.56           7.88           8.18          8.16           8.50

Loans to assets                                 77.27          76.88          75.86         74.53          75.64

Loans to deposits                               94.44          93.59          88.81         88.60          94.38

Noninterest - bearing deposits
   to total deposits                            11.09          10.65          10.76         11.12          12.15


*Net interest position is average earning assets less average interest-bearing liabilities.

NOTE: Per share data have been adjusted for the five-for-four (5:4) stock split, effected as a 25% stock dividend, effective May 31, 2005.

COMMON STOCK - PER SHARE


                                    2005                        2004
                            -------------------   ------------------------------
                             Second First Fourth Third Second Quarter Quarter Quarter Quarter Quarter

Market value:
   End of period            $  18.39   $  18.00   $  18.24   $  15.40   $  13.61
   High                        20.25      18.74      18.68      15.58      16.24
   Low                         16.82      16.66      15.03      13.10      13.46
Book value                     10.49      10.22      10.15      10.12       9.73
Dividend                        0.11       0.11       0.11       0.10       0.10
Shares traded                263,966    504,388    829,240    690,955    452,901

NOTE: Per share data have been adjusted for the five-for-four (5:4) stock split, effected as a 25% stock dividend, effective May 31, 2005.